UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 19, 2023

Beneficient

(Exact Name of Registrant as Specified in Charter)

Nevada	001-41715	72-1573705
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

325 North St. Paul Street, Suite 4850

Dallas, Texas 75201

(Address of Principal Executive Offices, and Zip Code)

(214) 445-4700

Registrant’s Telephone Number, Including Area Code

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Shares of Class A common stock, par value $0.001 per share	BENF	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Class A common stock, par value $0.001 per share, and one share of Series A convertible preferred stock, par value $0.001 per share	BENFW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 19, 2023, Beneficient Financing, L.L.C. (the “Borrower”), a wholly owned subsidiary of Beneficient, a Nevada corporation (the “Company”), and Beneficient Company Holdings, L.P., as guarantor (the “Guarantor” and together with the Borrower, the “Loan Parties”), entered into a Credit and Guaranty Agreement (the “Credit Agreement”) with HH-BDH LLC (the “Lender”), as administrative agent. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement.

The Lender’s sole member is Hicks Holdings Operating, LLC, a Delaware LLC (“Hicks Holdings”). The managing member of Hicks Holdings is Mr. Thomas O. Hicks, a member of the Company’s Board of Directors. The Lender will receive customary fees and expenses in its capacity as a lender and as the administrative agent under the Credit Agreement, as further described below. Hicks Holdings and Mr. Hicks may be deemed to have a direct or indirect material financial interest with respect to the transactions contemplated by the Credit Agreement, as described below. Hicks Holdings funded the amounts under the Credit Agreement with the proceeds of a third-party financing (the “Financing”).

The Credit Agreement provides for a three-year term loan in the aggregate principal amount of $25.0 million (the “Term Loan”), which will be fully drawn on closing.

Borrowings under the Credit Agreement will bear interest, at the Company’s option, calculated according to a Base Rate (“Base Rate Loans”), Adjusted Term SOFR rate (“Term SOFR Loans”) or Adjusted Daily Simple SOFR rate (“DSS Loans”), plus an Applicable Margin, subject to a Maximum Rate determined by applicable law in the State of New York. For Base Rate Loans, the Applicable Margin shall be 2.50%. For Term SOFR Loans and DSS Loans, the Applicable Margin shall be 3.50%. Accrued and unpaid interest shall be payable on the applicable Payment Date. For Base Rate Loans and DSS Loans, the Payment Date shall be (i) the first day of every calendar month during the term of the Credit Agreement, (ii) the date on which any such Loan is prepaid, and (iii) the Maturity Date. In respect of Term SOFR Loans, the Payment Date shall be (i) the last day of the interest period specified in the applicable borrowing request for such Loan (generally, one, three or six months after the date such Loan is made, provided that if such interest period is longer than three months, then the Payment Date shall be the day that is three months after the first day of such interest period), (ii) the date on which any such Loan is prepaid, and (iii) the Maturity Date. The Term Loan will mature on October 19, 2026 and all outstanding principal amounts and accrued and unpaid interest thereon shall be due and payable on such date.

The Term Loan is secured in part by pledges of: (a) substantially all of the assets of the Borrower, (b) the Guarantor’s equity interests in the Borrower, (c) 97.5% of the equity interests held by The EP-00117 Custody Trust, a Delaware statutory trust known as the “Custody Trust”, in certain entities that hold interests in private investment funds, and (d) certain deposit accounts.

The Credit Agreement contains customary representations, warranties, affirmative and negative covenants, including covenants which restrict the ability of the Loan Parties, the Custody Trust and certain affiliated entities to, among other things, create liens, incur additional indebtedness, make certain restricted payments and engage in certain other transactions, in each case subject to certain customary exceptions. In addition, the Credit Agreement contains certain financial maintenance covenants, including a debt service coverage ratio.

Additionally, the Credit Agreement contains customary events of default relating to, among other things, payment defaults, breach of covenants, cross default of material indebtedness, bankruptcy-related defaults, judgment defaults, and the occurrence of certain change of control events. The occurrence of an event of default may result in the acceleration of repayment obligations with respect to any outstanding principal amounts and foreclosure on the collateral.

Hicks Holdings will receive the following fees and payments in connection with the Term Loan:

•	A non-refundable fee in an amount equal to 1.0% of the aggregate commitments under the Term Loan upon execution of the Credit Agreement (the “Closing Date”);

•

On each Payment Date, from and including: (1) from the Closing Date until the second anniversary of the Closing Date, an interest payment at an interest rate equal to 3.0% per annum; and (2) from the second anniversary of the Closing Date until the loans are repaid in full, interest payments at an interest rate equal to 2.0% per annum (which interest is in addition to the Lender’s receipt of interest payments as described above);

•

If any amounts under the Credit Agreement are prepaid prior to the scheduled Make Whole Date, including by reason of acceleration, a make-whole payment equal to the product of the principal amounts being repaid and the applicable interest rate plus 3.0% and the number of calendar days between the date of such prepayment and the scheduled Make Whole Date, divided by 360; and

•	Certain fees, payments and expenses incurred by Hicks Holdings in connection with the Financing.

In connection with the Credit Agreement and the Financing, on October 19, 2023, the Guarantor, Beneficient Company Group, L.L.C. (“Ben LLC”) and Hicks Holdings entered into that certain letter agreement (the “Letter Agreement”). In connection with the Financing, Hicks Holdings agreed to assign to the Lender all of its rights, title and interest in and to the following partnership interests of the Guarantor: Preferred Series A Subclass 0 Unit Accounts with a capital account balance of $15,320,238 as of June 30, 2023, Preferred Series A Subclass 1 Unit Accounts with a capital account balance of $48,059,237 as of June 30, 2023, 48 Class S Preferred Units and 291,163 Class S Ordinary Units held by Lender (the “Pledged Guarantor Interests”). Hicks Holdings’ membership interest in Lender (collectively with the Pledged Guarantor Interests, the “Pledged Equity Interests”) and the Pledged Guarantor Interests serve as collateral for the Financing (together, the “Lender Pledge”).

Pursuant to the terms of the Letter Agreement, the parties thereto agreed that if the Borrower and/or Guarantor default under the Credit Agreement and such default results in a foreclosure on, or other forfeiture of, the Pledged Equity Interests, the Guarantor will promptly issue to Lender, Preferred Series A Subclass 0 Unit Accounts with a capital account balance of $15,320,238, Preferred Series A Subclass 1 Unit Accounts with a capital account balance of $48,059,237, 48 Class S Preferred Units and 291,163 Class S Ordinary Units (subject to a tax gross-up as provided in the Letter Agreement), or, in the discretion of Lender, equivalent securities of equal fair market value to the value of the security interests at the time of the applicable foreclosure or other loss (such newly issued equity interests referred to as the “Replacement Equity Interests”); provided, however that, if less than all Pledged Equity Interests have been foreclosed on or forfeited, the foregoing capital account balances and numbers of units comprising the Replacement Equity Interests shall be reduced on a class-by-class and subclass-by-subclass basis, as applicable, to the extent necessary to ensure that Lender and its affiliates do not receive additional value relative to the value held by Lender and its affiliates immediately prior to the foreclosure or forfeiture. Furthermore, Ben LLC shall cause a Ben LLC Unit (as defined in the Eighth Amended and Restated Limited Partnership Agreement of the Guarantor, dated June 7, 2023 (the “Partnership Agreement”)) to be issued for each Class A Unit (as defined in the Partnership Agreement) issued to the Lender pursuant to the Letter Agreement. Additionally, the Guarantor agreed to indemnify Lender and its affiliates and hold each of them harmless against any and all losses which may arise directly or indirectly in connection with, among other things, the Credit Agreement, the Term Loan, the Financing and the Lender Pledge.

The foregoing descriptions of the Credit Agreement, the Term Loan, and the Letter Agreement are only summaries, do not purport to be complete, and are qualified in their entirety by reference to the Credit Agreement and the Letter Agreement, copies of which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item  2.02 Results of Operations and Financial Condition.

The Company is in the process of its quarter-end closing procedures for the three and six months ended September 30, 2023. While conducting its quarter-end closing procedures, the Company identified the following items that it preliminarily expects to record for the quarter ended September 30, 2023: (i) a significant impairment of goodwill resulting from an interim goodwill impairment analysis which, as previously disclosed in the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2023, could be triggered by a continued significant, sustained decline in the stock price of its Class A common stock, par value $0.001 per share, and the Company’s related market capitalization; and (ii) a write down in the net asset value of the interests in the GWG Wind Down Trust held by the Company as of September 30, 2023 in the amount of approximately $50.0 million to $60.0 million.

The foregoing information represents the Company’s estimates of certain results for the three months ended September 30, 2023, which are based only on currently available information and do not present all information necessary for an understanding of the Company’s financial condition as of September 30, 2023 or its results of operations for the three months ended September 30, 2023. The Company’s actual results may differ from these estimates as a result of the completion of its quarter-end closing procedures, review adjustments and other developments that may arise between now and the time its financial results for the quarter ended September 30, 2023 are finalized. Furthermore, these preliminary estimates may not be indicative of its final reported financial results for these periods or for the remainder of its fiscal 2024 or any other future period. It is possible that the Company or its independent registered public accounting firm may identify such items as the Company continues its quarter-closing procedures and any resulting changes could be material. Accordingly, undue reliance should not be placed on this information, which is subject to risks and uncertainties, many of which are not within the Company’s control.

The preliminary financial information presented above has been prepared by and is the responsibility of management. The Company’s independent registered public accounting firm has not audited, reviewed, compiled or performed any procedures with respect to this preliminary financial information.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth above in Item 1.01 of this Current Report on Form 8-K with respect to the potential issuance of the Replacement Equity Interests pursuant to the terms of the Letter Agreement is incorporated herein by reference.

Item 9.01 Exhibits and Financial Statements.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1*	Credit and Guaranty Agreement, dated October 19, 2023, by and among Beneficient Financing, L.L.C., as borrower, Beneficient Company Holdings, L.P., as guarantor, and HH-BDH LLC, as the administrative agent party thereto and lender (filed herewith).

10.2	Letter Agreement, dated October 19, 2023, by and among Beneficient Company Group, L.L.C., Beneficient Company Holdings, L.P. and Hicks Holdings Operating LLC (filed herewith).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish to the Securities and Exchange Commission a copy of any omitted schedule or exhibit upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENEFICIENT

By:	/s/ James G. Silk
Name:	James G. Silk
Title:	Executive Vice President and Chief Legal Officer

Dated: October 20, 2023